EXHIBIT 99.1

Exponent Reports Third Quarter of Fiscal Year 2018 Financial Results

MENLO PARK, Calif., Oct. 18, 2018 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the third quarter ended September 28, 2018.

“Exponent posted high-single digit revenue and EBITDA1 growth reflecting strong demand for our expertise during the third quarter.  We achieved these results while concluding the large human factors project, which we have previously discussed, during the middle of the third quarter.  Exponent’s results benefitted from increasing demand for our inter-disciplinary teams from several industries and across geographies as technologies become increasingly complex and concerns for human health, safety and the environment continue to grow,” commented Dr. Catherine Corrigan, President and Chief Executive Officer.

“Strong global demand continued from the consumer electronics and agriculture chemicals industries for proactive services.  Additionally, we have been retained to provide expert services to resolve disputes on large construction projects around the world.  Exponent is uniquely positioned with our diverse engineering and construction expertise to evaluate cost overruns, delays and non-performance claims that arise during these complex capital projects.   We are pleased that both proactive and reactive services are growing geographically,” stated Dr. Corrigan.

Third Quarter Financial Results

Total revenues in the third quarter of 2018 grew 9% to $95.3 million, as compared to $87.6 million in the same quarter of 2017. Revenues before reimbursements increased 8% to $88.7 million as compared to $82.4 million in the same period one year ago.

Net income was $17.5 million, or $0.32 per diluted share, in the third quarter of 2018, as compared to $14.6 million, or $0.27 per diluted share, in the same period of 2017. For comparison purposes, Exponent’s tax rate decreased to 27.2% in the third quarter of 2018, as compared to 33.5% in the same period last year, due to the new Tax Legislation2.

EBITDA1 increased 7% to $24.8 million, as compared to $23.2 million in the same quarter of 2017.

Year to Date Financial Results

For the first nine months of 2018, total revenues increased 11% to $287.4 million, as compared to $259.5 million in the same period of 2017. Revenues before reimbursements increased 9% to $269.4 million, as compared to $247.0 million in the same period one year ago.

Net income was $56.2 million, or $1.04 per diluted share, in the first nine months of 2018, as compared to $45.0 million, or $0.83 per diluted share, in the same period of 2017. As a reminder, in the first quarter of 2016, Exponent adopted a new accounting standard3 for the classification of tax adjustments associated with share-based awards. The tax benefit realized in the first nine months of 2018 was $4.2 million, or $0.08 per diluted share, as compared to $6.5 million or $0.12 per diluted share in same period last year.

Inclusive of the tax benefit for share-based awards, Exponent’s consolidated tax rate was 21.2% in the first nine months of 2018, as compared to 27.2% for the same period last year. For comparison purposes, excluding the tax benefit for share-based awards, Exponent’s tax rate decreased to 27.0% year to date, as compared to 37.7% in same period last year, due to the new Tax Legislation2.

EBITDA1 in the first nine months of 2018 increased 13% to $74.3 million, as compared to $65.7 million in the same period one year ago.

Year to date, Exponent paid $20.5 million in dividends and closed the period with $202.4 million in cash, cash equivalents and short-term investments.

In a separate press release today, Exponent announced a $0.13 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 80% of the Company’s third quarter and year to date net revenues. Net revenues grew 9% in the third quarter and 10% in the first nine months, as compared to last year. For the third quarter, this segment had noteworthy performances in its human factors, material sciences, thermal sciences, electrical engineering, and construction consulting practices. Battery technology consulting remains strong, especially for the consumer electronics and transportation industries.  While we concluded the large study, the number of human factors studies continues to grow as clients want to better understand the interactivity between sophisticated products and their users.

Exponent’s environmental and health segment represented approximately 20% of the Company’s third quarter and year to date net revenues. Net revenues in this segment grew 3% in the third quarter and 6% year to date as compared to last year. This growth was related to work evaluating the effect of chemicals on human health and the environment.

Business Outlook

“For the full year 2018, we are increasing our revenue growth and margin expectations.  Our outlook reflects our strong performance year-to-date and positive momentum in several business areas, partially offset by a challenging year-over-year comparison due to the large human factors project, which concluded in August 2018.  We expect revenues before reimbursements for the full year 2018 to grow in the high-single digits, as compared to last year, including fourth quarter revenue growth in the middle-single digits.  EBITDA1 margin for the full year is expected to increase approximately 50 basis points, from the 26.5% achieved in 2017.  This includes EBITDA1 margin declining 75 to 125 basis points in the fourth quarter, as compared to the same period a year ago. As previously discussed, we believe that Exponent’s consolidated income tax rate will be approximately 22% to 23% for 2018, after including the estimated tax adjustments associated with share-based awards. This tax rate range is approximately ten percentage points lower than it would have been due to the new Tax Legislation2,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

“Exponent’s unique market position, adaptable business model and diverse clientele position us well for long-term growth.  As our clients focus on developing safer, healthier, environmentally sustainable and reliable products we will continuously evolve our engineering and scientific solutions.  Our inter-disciplinary teams are prepared to advise clients facing the world’s modern technological complexities and challenges,” concluded Dr. Corrigan.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Thursday, October 18, 2018, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (877) 260-1479 or (334) 323-0522. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 2031112 or (719) 457-0820 and entering passcode 1377345#.

Footnotes

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of the measures to GAAP is set forth below.

2 The Tax Cuts and Jobs Act (Tax Legislation) was enacted on December 22, 2017 and lowers U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a repatriation tax on deemed repatriated earnings of foreign subsidiaries.

3 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

About Exponent

Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's inter-disciplinary organization of scientists, physicians, engineers, and business consultants draws from more than 90 technical disciplines to solve the most pressing and complicated challenges facing stakeholders today. The firm leverages over 50 years of experience in analyzing accidents and failures to advise clients as they innovate their technologically complex products and processes, ensure the safety and health of their users, and address the challenges of sustainability.

Exponent may be reached at (888) 656EXPO, info@exponent.com, or www.exponent.com.

Forward Looking Statements

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 28, 2018 and September 29, 2017
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2018	2017	2018	2017

Revenues
Revenues before reimbursements	$88,714	$82,359	$269,370	$246,946
Reimbursements	6,588	5,196	18,010	12,571

Revenues	95,302	87,555	287,380	259,517

Operating expenses
Compensation and related expenses	55,639	51,493	168,676	157,447
Other operating expenses	7,826	7,500	22,857	21,966
Reimbursable expenses	6,588	5,196	18,010	12,571
General and administrative expenses	4,655	4,061	13,167	13,277

	74,708	68,250	222,710	205,261

Operating income	20,594	19,305	64,670	54,256

Other income (expense), net
Interest income, net	740	372	1,813	872
Miscellaneous income, net	2,655	2,353	4,875	6,660
	3,395	2,725	6,688	7,532

Income before income taxes	23,989	22,030	71,358	61,788

Income taxes	6,536	7,387	15,140	16,778

Net income	$17,453	$14,643	$56,218	$45,010

Net income per share:
Basic	$0.33	$0.28	$1.06	$0.85
Diluted	$0.32	$0.27	$1.04	$0.83

Shares used in per share computations:
Basic	53,032	52,740	52,928	52,724
Diluted	54,302	53,926	54,181	53,952

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
September 28, 2018 and December 29, 2017
(unaudited)
(in thousands)

	September 28,	December 29,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$120,977	$124,794
Short-term investments	81,373	71,604
Accounts receivable, net	122,911	110,100
Prepaid expenses and other assets	11,243	9,011
Total current assets	336,504	315,509
Property, equipment and leasehold improvements, net	43,969	35,014
Goodwill	8,607	8,607
Other assets	91,813	80,459
	$480,893	$439,589

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,221	$14,741
Accrued payroll and employee benefits	66,060	70,064
Deferred revenues	8,864	8,302
Total current liabilities	88,145	93,107
Other liabilities	60,909	56,102
Deferred rent	1,205	1,292
Total liabilities	150,259	150,501

Stockholders' equity:
Common stock	66	66
Additional paid-in capital	225,454	210,230
Accumulated other comprehensive loss	(3,014)	(2,029)
Retained earnings	332,907	303,990
Treasury stock, at cost	(224,779)	(223,169)
Total stockholders' equity	330,634	289,088
	$480,893	$439,589

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended September 28, 2018 and September 29, 2017
(unaudited)
(in thousands)

	Quarter Ended		Nine Months Ended
	September 28,	September 29,	September 28,	September 29,
	2018	2017	2018	2017

Net Income	$17,453	$14,643	$56,218	$45,010

Add back (subtract):

Income taxes	6,536	7,387	15,140	16,778
Interest income, net	(740)	(372)	(1,813)	(872)
Depreciation and amortization	1,561	1,567	4,710	4,762

EBITDA (1)	24,810	23,225	74,255	65,678

Stock-based compensation	3,572	3,541	13,605	12,728

EBITDAS (1)	$28,382	$26,766	$87,860	$78,406

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.

Source: Exponent, Inc.